Exhibit 99.1

1

ACTIVISION BLIZZARD ANNOUNCES THIRD-QUARTER 2021 FINANCIAL RESULTS

Santa Monica, CA – November 2, 2021 – Activision Blizzard, Inc. (Nasdaq: ATVI) today announced third-quarter 2021 results.

“I’m pleased to report strong third quarter results ahead of our prior outlook,” said Bobby Kotick, CEO of Activision Blizzard. “We are excited about this week's Call of Duty launch and expect continued success in the fourth quarter. I want to thank our employees for their continued commitment to each other, the company, and our players. We look forward to sharing progress updates on our workplace initiatives, alongside our business performance.”

Financial Metrics

	Q3
(in millions, except EPS)	2021	Prior Outlook*	2020
GAAP Net Revenues	$2,070	$1,970	$1,954
Impact of GAAP deferralsA	$(190)	$(120)	$(187)

GAAP EPS	$0.82	$0.64	$0.78
Non-GAAP EPS	$0.89	$0.75	$0.88
Impact of GAAP deferralsA	$(0.17)	$(0.10)	$(0.17)

* Prior outlook was provided by the company on August 3, 2021 in its earnings release.

Please refer to the tables at the back of this earnings release for a reconciliation of the company’s GAAP and non-GAAP results.

For the quarter ended September 30, 2021, Activision Blizzard’s net revenues presented in accordance with GAAP were $2.07 billion, as compared with $1.95 billion for the third quarter of 2020. GAAP net revenues from digital channels were $1.85 billion. GAAP operating margin was 40%. GAAP earnings per diluted share was $0.82, as compared with $0.78 for the third quarter of 2020. On a non-GAAP basis, Activision Blizzard’s operating margin was 43% and earnings per diluted share was $0.89, as compared with $0.88 for the third quarter of 2020.

For the quarter, operating cash flow was $521 million, as compared with $196 million for the third quarter of 2020. For the trailing twelve-month period, operating cash flow was $2.89 billion.

Please refer to the tables at the back of this press release for a reconciliation of the company’s GAAP and non-GAAP results.

Operating Metrics

For the quarter ended September 30, 2021, Activision Blizzard’s net bookingsB were $1.88 billion, as compared with $1.77 billion for the third quarter of 2020. In-game net bookingsC were $1.20 billion consistent with the third quarter of 2020.

For the quarter ended September 30, 2021, overall Activision Blizzard Monthly Active Users (MAUs)D were 390 million.

Activision Blizzard Announces Q3 2021 Financial Results	2

Commitment to a Safe, Inclusive Working Environment

We are committed to becoming the most welcoming, inclusive company in our industry. We are taking further steps to advance our commitment with greater impact, transparency, and urgency.

•	We are adding staff and resources to our ethics and compliance and employee relations teams. We are continuing to thoroughly investigate each and every claim and complaint that we receive. As a result of this process, more than 20 individuals have exited the company in recent months.
•	We are implementing a zero-tolerance harassment policy across Activision Blizzard that will be applied consistently. Our goal is to have the strictest harassment and non-retaliation policies of any employer.
•	Based on feedback from employees, we are waiving required arbitration of future individual sexual harassment and discrimination claims.
•	We have introduced the goal of increasing the percentage of women and non-binary people in our workforce by 50% within the next five years, to more than one-third across the entire company.
•	We plan to invest an additional $250 million over the next 10 years in initiatives that foster expanded opportunities in gaming and technology for under-represented communities.
•	To help us continue to recruit, retain and promote employees from all backgrounds and identities, we are implementing the requirement for a diverse slate of candidates for all full-time open positions.
•	A review of 2020 U.S. pay equity at our company conducted by an independent firm showed that women on average earned slightly more than men for comparable work in 2020. We are committed to compensation remaining equitable for men and women performing comparable work in 2021, and beyond.

In September we announced a comprehensive agreement with the U.S. Equal Employment Opportunity Commission, which is subject to court approval, to strengthen policies and programs intended to further improve the prevention of harassment, discrimination, and related conduct. As part of the agreement, we will establish an $18 million fund to compensate those who have experienced such behavior at our company and elect to participate.

The company continues to monitor the progress of its business units, franchise teams, and functional leaders with respect to workplace initiatives. We will continue to provide regular updates to all stakeholders.

Activision Blizzard Announces Q3 2021 Financial Results	3

Selected Business Highlights

Activision Blizzard’s third quarter results were above our outlook. Third quarter monthly active usersD were consistent with the year-ago level, even as regions continued to re-open, while net bookingsB and operating income grew year-over-year. This performance again illustrates the structural expansion that our talented and passionate teams have driven in our largest franchises as they created new ways for players to interact with our intellectual properties, including free-to-play experiences. We continue to increase investment in creative talent so that we can grow and delight the communities for each of our key franchises.

Activision

•	The Call of Duty® ecosystem sustained reach, engagement, and player investment well above levels seen prior to the introduction of free-to-play experiences across console, PC, and mobile.
•	Activision segment revenue grew year-over-year to a new record on a year-to-date basis. Segment revenue was lower year-over-year in the third quarter due to the launch of Tony Hawk’sTM Pro SkaterTM 1 + 2 in the year ago quarter and declines in Call of Duty against a quarter that benefited from shelter-at-home mandates and the early ramp of WarzoneTM.
•	Activision had 119 million MAUsD in the third quarter. MAUsD in the Call of Duty franchise were consistent year-over-year on console and PC and grew on mobile.
•	On console and PC, Call of Duty MAUsD and time spent exhibited very similar retention from Q2 to Q3 as our experiences in prior years.
•	In-game player investment on console and PC remained well above the level seen prior to the Warzone launch, at approximately three times the level of Q3 2019.
•	Strong conversion from free-to-play drove premium sales higher than in any third quarter prior to the launch of Warzone.
•	For Call of Duty Mobile, net bookings grew over 40% year-over-year in the third quarter, driven by double digit growth in the West and a continued contribution from the game in China.
•	Call of Duty: Vanguard will release on November 5, followed by the roll out of Call of Duty: Warzone Pacific, the biggest update to the Warzone experience since launch, on December 2.

Blizzard

•	Blizzard segment revenue grew 20% year-over-year in the third quarter, driven by the successful launch of Diablo® II: ResurrectedTM. Blizzard had 26 million MAUsD in the third quarter.
•	For Diablo, our plan to enter an era of unprecedented content scale for the franchise has experienced a strong start with the September release of Diablo II: Resurrected, the return of one of the most acclaimed titles in PC gaming history. First week sales of the title were the highest recorded for a remaster from the company.
•	On mobile, Diablo® ImmortalTM is in public testing, and remains on track for release in the first half of next year.
•	World of Warcraft® reach and engagement continues to benefit from the combination of the Modern game and Classic under a single subscription. World of Warcraft is on track to deliver its strongest engagement and net bookings outside of a Modern expansion year in a decade.
•	Hearthstone® net bookings were stable year-over-year in the third quarter. In October, the team launched MercenariesTM, an innovative role-playing mode that gives existing, returning and new Hearthstone players an entirely new way to play the game.

King

•	King segment revenue grew 22% year-over-year to a new quarterly record, with very strong year-over-year trends for both in-app purchases and advertising. King had 245 million MAUsD in the third quarter.
•	Hours played across the King portfolio grew year-over-year in the third quarter, with players responding positively to a more frequent cadence of compelling in-game content and events for key titles. Payer numbers grew by a double-digit percentage versus the year ago quarter.
•	In-game net bookings for Candy CrushTM grew over 20% year-over-year, with Candy Crush once again the top-grossing game franchise in the U.S. app stores[1].
•	At the end of the third quarter King launched the Candy Crush All Stars U.S. tournament which has driven meaningful increases in installs, game rounds played and in-app purchases in recent weeks.
•	King has been accelerating and refining content delivery in Farm HeroesTM, its second largest franchise. This work continued to bear fruit in the third quarter, and in-game net bookings have grown around 20% year-over-year on a year-to-date basis.
•	King’s advertising business grew robustly, with quarterly revenue growing sequentially and year-over-year to a new high. Both volume and pricing grew strongly year-over-year, benefiting from the team’s growing relationships with demand partners and the ongoing ramp of new categories of advertisers.

Activision Blizzard Announces Q3 2021 Financial Results	4

Company Outlook

(in millions, except EPS)	GAAP Outlook	Non-GAAP Outlook	Impact of GAAP deferralsA
CY 2021
Net Revenues	$8,660	$8,660	$(10)
EPS	$3.27	$3.70	$0.06
Fully Diluted Shares	784	784

Q4 2021
Net Revenues	$2,020	$2,020	$763
EPS	$0.54	$0.62	$0.67
Fully Diluted Shares	785	785

Net bookingsB are expected to be $8.65 billion for 2021 and $2.78 billion for the fourth quarter of 2021.

Conference Call

Today at 4:30 p.m. EDT, Activision Blizzard’s management will host a conference call and webcast to discuss the company’s results for the quarter ended September 30, 2021 and management’s outlook for the remainder of 2021. The company welcomes all members of the financial and media communities and other interested parties to visit https://investor.activision.com to listen to the conference call via live Webcast or to listen to the call live by dialing into 866-777-2509 in the U.S. We encourage participants to pre-register for the conference call using the following link https://dpregister.com/sreg/10160435/ed92e6c0be. A replay of the call will also be available after the call's conclusion and archived for one year at https://investor.activision.com/events.cfm.

Activision Blizzard Announces Q3 2021 Financial Results	5

About Activision Blizzard

Our mission, to connect and engage the world through epic entertainment has never been more important. Through communities rooted in our video game franchises we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years.

Our enduring franchises are some of the world’s most popular, including Call of Duty®, Crash Bandicoot™, World of Warcraft®, Overwatch®, Hearthstone®, Diablo®, StarCraft®, Candy Crush™, Bubble Witch™, Pet Rescue™ and Farm Heroes™. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our franchises. As an example, our Call of Duty Endowment has helped find employment for over 90,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com.

1 Based on App Annie Intelligence.

A Net effect of accounting treatment from revenue deferrals on certain of our online-enabled products. Since certain of our games are hosted online or include significant online functionality that represents a separate performance obligation, we defer the transaction price allocable to the online functionality from the sale of these games and then recognize the attributable revenues over the relevant estimated service periods, which are generally less than a year. The related cost of revenues is deferred and recognized as an expense as the related revenues are recognized. Impact from changes in deferrals refers to the net effect from revenue deferrals accounting treatment for the purposes of revenues, along with, for the purposes of EPS, the related cost of revenues deferrals treatment and the related tax impacts. Internally, management excludes the impact of this change in deferred revenues and related cost of revenues when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Management believes this is appropriate because doing so enables an analysis of performance based on the timing of actual transactions with our customers. In addition, management believes excluding the change in deferred revenues and the related cost of revenues provides a much more timely indication of trends in our operating results.

B Net bookings is an operating metric that is defined as the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others, and is equal to net revenues excluding the impact from deferrals.

C In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

D Monthly Active User (“MAU”) Definition: We monitor MAUs as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.

Activision Blizzard Announces Q3 2021 Financial Results	6

Non-GAAP Financial Measures: As a supplement to our financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Activision Blizzard presents certain non-GAAP measures of financial performance. These non-GAAP financial measures are not intended to be considered in isolation from, as a substitute for, or as more important than, the financial information prepared and presented in accordance with GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the items associated with the company’s results of operations as determined in accordance with GAAP.

Activision Blizzard provides net income (loss), earnings (loss) per share, and operating margin data and guidance both including (in accordance with GAAP) and excluding (non-GAAP) certain items. When relevant, the company also provides constant FX information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. In addition, Activision Blizzard provides EBITDA (defined as GAAP net income (loss) before interest (income) expense, income taxes, depreciation, and amortization) and adjusted EBITDA (defined as non-GAAP operating margin (see non-GAAP financial measure below) before depreciation). The non-GAAP financial measures exclude the following items, as applicable in any given reporting period and our outlook:

•	expenses related to share-based compensation;
•	the amortization of intangibles from purchase price accounting;
•	fees and other expenses related to acquisitions, including related debt financings, and refinancing of long-term debt, including penalties and the write off of unamortized discount and deferred financing costs;
•	restructuring and related charges;
•	other non-cash charges from reclassification of certain cumulative translation adjustments into earnings as required by GAAP;
•	the income tax adjustments associated with any of the above items (tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results); and
•	significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and other unusual or unique tax-related items and activities.

In the future, Activision Blizzard may also consider whether other items should also be excluded in calculating the non-GAAP financial measures used by the company. Management believes that the presentation of these non-GAAP financial measures provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance. In particular, the measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of Activision Blizzard by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook. Additionally, we consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Internally, management uses these non-GAAP financial measures, along with others, in assessing the company’s operating results, and measuring compliance with the requirements of the company’s debt financing agreements, as well as in planning and forecasting.

Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and the terms non-GAAP net income, non-GAAP earnings per share, non-GAAP operating margin, and non-GAAP or adjusted EBITDA do not have a standardized meaning. Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.

Management compensates for the limitations resulting from the exclusion of these items by considering the impact of the items separately and by considering Activision Blizzard’s GAAP, as well as non-GAAP, results and outlook, and by presenting the most comparable GAAP measures directly ahead of non-GAAP measures, and by providing a reconciliation that indicates and describes the adjustments made.

Activision Blizzard Announces Q3 2021 Financial Results	7

Cautionary Note Regarding Forward-looking Statements: The statements contained herein that are not historical facts are forward-looking statements including, but not limited to statements about: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow, or other financial items; (2) statements of our plans and objectives, including those related to releases of products or services, restructuring activities, and employee retention and recruitment; (3) statements of future financial or operating performance, including the impact of tax items thereon; and (4) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as “outlook,” “forecast,” “will,” “could,” “should,” “would,” “to be,” “plan,” “aims,” “believes,” “may,” “might,” “expects,” “intends,” “seeks,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and the negative version of these words and other similar words and expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management’s current expectations, estimates, and projections about our business, and are inherently uncertain and difficult to predict.

We caution that a number of important factors, many of which are beyond our control, could cause our actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to: the ongoing global impact of a novel strain of coronavirus which emerged in December 2019 (“COVID-19”) (including, without limitation, the potential for significant short- and long-term global unemployment and economic weakness and a resulting impact on global discretionary spending; potential strain on the retailers, distributors, and manufacturers who sell our physical products to customers and the platform providers on whose networks and consoles certain of our games are available; effects on our ability to release our content in a timely manner; effects on the operations of our professional esports leagues; the impact of large-scale intervention by the Federal Reserve and other central banks around the world, including the impact on interest rates; increased demand for our games due to stay-at-home orders and curtailment of other forms of entertainment, which may not be sustained and is likely to fluctuate as stay-at-home orders are reduced, lifted and/or reinstated; macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; and volatility in foreign exchange rates); our ability to consistently deliver popular, high-quality titles in a timely manner, which has been made more difficult as a result of the COVID-19 pandemic; competition; concentration of revenue among a small number of franchises; our ability to satisfy the expectations of consumers with respect to our brands, games, services, and/or business practices; our ability to attract, retain, and motivate skilled personnel; rapid changes in technology and industry standards; increasing importance of revenues derived from digital distribution channels; risks associated with the retail sales business model; the continued growth in the scope and complexity of our business; substantial influence of third-party platform providers over our products and costs; success and availability of video game consoles manufactured by third parties, including our ability to predict the consoles that will be most successful in the marketplace and develop commercially-successful products for those consoles; risks associated with the free-to-play business model, including our dependence on a relatively small number of consumers for a significant portion of revenues and profits from any given game; our ability to realize the expected benefits of, and effectively implement and manage, our restructuring actions; difficulties in integrating acquired businesses or otherwise realizing the anticipated benefits of strategic transactions; the seasonality in the sale of our products; risks relating to behavior of our distributors, retailers, development, and licensing partners, or other affiliated third parties that may harm our brands or business operations; risks associated with our use of open source software; risks and uncertainties of conducting business outside the United States (the “U.S.”), including the recently enacted Chinese regulation that further limits the number of hours per week children under the age of 18 can play video games; risks associated with undisclosed content or features that may result in consumers’ refusal to buy or retailers’ refusal to sell our products; risks associated with objectionable consumer- or other third-party-created content; reliance on servers and networks to distribute and operate our games and our proprietary online gaming service; data breaches and other cybersecurity risks; significant disruption during our live events; risks related to the impacts of catastrophic events, including the susceptibility of some of our primary operating locations to earthquakes; provisions in our corporate documents that may make it more difficult for any person to acquire control of our company; risks and costs associated with legal proceedings, including the impact of the complaint filed by the California Department of Fair Employment and Housing alleging violations of the California Fair Employment and Housing Act and the California Equal Pay Act and separate investigations and complaints by other parties and regulators related to certain employment practices and related disclosures; court approval of our settlement agreement with the Equal Employment Opportunity Commission (“EEOC”) and successful implementation of the requirements of the agreement with the EEOC; intellectual property claims; increasing regulation in key territories; regulation relating to the Internet, including potential harm from laws impacting “net neutrality”; regulation concerning data privacy, including China’s recently passed Personal Information Protection Law; scrutiny regarding the appropriateness of our games’ content, including ratings assigned by third parties; changes in tax rates or exposure to additional tax liabilities, as well as the outcome of current or future tax disputes; fluctuations in currency exchange rates; impacts of changes in financial accounting standards; insolvency or business failure of any of our business partners, which has been magnified as a result of the COVID-19 pandemic; risks associated with our reliance on discretionary spending; and the other factors identified in “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

The forward-looking statements contained herein are based on information available to Activision Blizzard, Inc. as of the date of this filing, and we assume no obligation to update any such forward-looking statements. Actual events or results may differ from those expressed in forward-looking statements. As such, you should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained herein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, prospects, strategy, and financial needs. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

Activision Blizzard Announces Q3 2021 Financial Results	8

Activision Blizzard, Inc.

Investors and Analysts:

ir@activisionblizzard.com

or

Press:

pr@activisionblizzard.com

###

(Tables to Follow)

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	9
(Unaudited)
(Amounts in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues
Product sales	$423	$408	$1,666	$1,484
In-game, subscription, and other revenues[1]	1,647	1,546	4,974	4,190
Total net revenues	2,070	1,954	6,640	5,674

Costs and expenses
Cost of revenues—product sales:
Product costs	120	101	375	357
Software royalties, amortization, and intellectual property licenses	72	37	272	152
Cost of revenues—in-game, subscription, and other:
Game operations and distribution costs	307	290	925	819
Software royalties, amortization, and intellectual property licenses	28	41	87	115
Product development	329	274	1,016	802
Sales and marketing	244	238	727	722
General and administrative	143	186	614	529
Restructuring and related costs	3	9	46	39
Total costs and expenses	1,246	1,176	4,062	3,535

Operating income	824	778	2,578	2,139

Interest and other expense (income), net	65	25	52	55
Loss on extinguishment of debt	—	31	—	31
Income before income tax expense	759	722	2,526	2,053

Income tax expense	120	118	391	365

Net income	$639	$604	$2,135	$1,688

Basic earnings per common share	$0.82	$0.78	$2.75	$2.19
Weighted average common shares outstanding	778	772	777	771

Diluted earnings per common share	$0.82	$0.78	$2.72	$2.17
Weighted average common shares outstanding assuming dilution	783	779	784	777

[1]	In-game, subscription, and other revenues represent revenues from microtransactions and downloadable content, World of Warcraft subscriptions, licensing royalties from our products and franchises, and other miscellaneous revenues.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS	10
(Unaudited)
(Amounts in millions)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$9,718	$8,647
Accounts receivable, net	585	1,052
Software development	227	352
Other current assets	681	514
Total current assets	11,211	10,565
Software development	349	160
Property and equipment, net	171	209
Deferred income taxes, net	1,400	1,318
Other assets	632	641
Intangible assets, net	449	451
Goodwill	9,765	9,765
Total assets	$23,977	$23,109

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$248	$295
Deferred revenues	844	1,689
Accrued expenses and other liabilities	924	1,116
Total current liabilities	2,016	3,100
Long-term debt, net	3,607	3,605
Deferred income taxes, net	433	418
Other liabilities	971	949
Total liabilities	7,027	8,072

Shareholders' equity
Common stock	—	—
Additional paid-in capital	11,640	11,531
Treasury stock	(5,563)	(5,563)
Retained earnings	11,460	9,691
Accumulated other comprehensive loss	(587)	(622)
Total shareholders’ equity	16,950	15,037
Total liabilities and shareholders’ equity	$23,977	$23,109

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
SUPPLEMENTAL CASH FLOW INFORMATION	11
(Amounts in millions)

	Three Months Ended
	September 30,	December 31,	March 31,	June 30,	September 30,	Year over Year
	2020	2020	2021	2021	2021	% Increase (Decrease)
Cash Flow Data
Operating Cash Flow	$196	$1,140	$844	$388	$521	166%
Capital Expenditures	24	22	22	14	23	(4)
Non-GAAP Free Cash Flow[1]	$172	$1,118	$822	$374	$498	190

Operating Cash Flow - TTM[2]	$2,030	$2,252	$2,948	$2,568	$2,893	43
Capital Expenditures - TTM[2]	93	78	81	82	81	(13)
Non-GAAP Free Cash Flow[1] - TTM[2]	$1,937	$2,174	$2,867	$2,486	$2,812	45%

1 Non-GAAP free cash flow represents operating cash flow minus capital expenditures.

2 TTM represents trailing twelve months. Operating Cash Flow for three months ended December 31, 2019, three months ended March 31, 2020, and three months ended June 30, 2020, were $918 million, $148 million, and $768 million, respectively. Capital Expenditures for the three months ended December 31, 2019, three months ended March 31, 2020, and three months ended June 30, 2020, were $37 million, $19 million, and $13 million, respectively.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES	12
(Amounts in millions, except per share data)

Three Months Ended September 30, 2021	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$2,070	$120	$72	$307	$28	$329	$244	$143	$3	$1,246
Share-based compensation[1]	—	—	(3)	(1)	—	(32)	(8)	(20)	—	(64)
Amortization of intangible assets[2]	—	—	—	—	—	—	—	(2)	—	(2)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(3)	(3)
Non-GAAP Measurement	$2,070	$120	$69	$306	$28	$297	$236	$121	$—	$1,177

Net effect of deferred revenues and related cost of revenues[4]	$(190)	$(4)	$(33)	$1	$—	$—	$—	$—	$—	$(36)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$824	$639	$0.82	$0.82
Share-based compensation[1]	64	64	0.08	0.08
Amortization of intangible assets[2]	2	2	—	—
Restructuring and related costs[3]	3	3	—	—
Income tax impacts from items above[5]	—	(9)	(0.01)	(0.01)
Non-GAAP Measurement	$893	$699	$0.90	$0.89

Net effect of deferred revenues and related cost of revenues[4]	$(154)	$(133)	$(0.17)	$(0.17)

[1]	Includes expenses related to share-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES	13
(Amounts in millions, except per share data)

Nine Months Ended September 30, 2021	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$6,640	$375	$272	$925	$87	$1,016	$727	$614	$46	$4,062
Share-based compensation[1]	—	—	(14)	(2)	—	(66)	(16)	(161)	—	(259)
Amortization of intangible assets[2]	—	—	—	—	(3)	—	—	(5)	—	(8)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(46)	(46)
Non-GAAP Measurement	$6,640	$375	$258	$923	$84	$950	$711	$448	$—	$3,749

Net effect of deferred revenues and related cost of revenues[4]	$(773)	$(34)	$(177)	$—	$—	$—	$—	$—	$—	$(211)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$2,578	$2,135	$2.75	$2.72
Share-based compensation[1]	259	259	0.33	0.33
Amortization of intangible assets[2]	8	8	0.01	0.01
Restructuring and related costs[3]	46	46	0.06	0.06
Income tax impacts from items above[5]	—	(39)	(0.05)	(0.05)
Non-GAAP Measurement	$2,891	$2,409	$3.10	$3.07

Net effect of deferred revenues and related cost of revenues[4]	$(562)	$(469)	$(0.60)	$(0.59)

[1]	Includes expenses related to share-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES	14
(Amounts in millions, except per share data)

Three Months Ended September 30, 2020	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$1,954	$101	$37	$290	$41	$274	$238	$186	$9	$1,176
Share-based compensation[1]	—	—	(2)	—	—	(12)	(5)	(34)	—	(53)
Amortization of intangible assets[2]	—	—	—	—	(12)	—	—	(4)	—	(16)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(9)	(9)
Non-GAAP Measurement	$1,954	$101	$35	$290	$29	$262	$233	$148	$—	$1,098

Net effect of deferred revenues and related cost of revenues[4]	$(187)	$(15)	$(15)	$(5)	$(2)	$—	$—	$—	$—	$(37)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$778	$604	$0.78	$0.78
Share-based compensation[1]	53	53	0.07	0.07
Amortization of intangible assets[2]	16	16	0.02	0.02
Restructuring and related costs[3]	9	9	0.01	0.01
Loss on extinguishment of debt[5]	—	31	0.04	0.04
Income tax impacts from items above[6]	—	(30)	(0.04)	(0.04)
Non-GAAP Measurement	$856	$683	$0.88	$0.88

Net effect of deferred revenues and related cost of revenues[4]	$(150)	$(130)	$(0.16)	$(0.17)

[1]	Includes expenses related to share-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the loss on extinguishment of debt from financing activities.
[6]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES	15
(Amounts in millions, except per share data)

Nine Months Ended September 30, 2020	Net Revenues	Cost of Revenues— Product Sales: Product Costs	Cost of Revenues— Product Sales: Software Royalties and Amortization	Cost of Revenues—In- game/Subs/Other: Game Operations and Distribution Costs	Cost of Revenues—In- game/Subs/Other: Software Royalties and Amortization	Product Development	Sales and Marketing	General and Administrative	Restructuring and related costs	Total Costs and Expenses
GAAP Measurement	$5,674	$357	$152	$819	$115	$802	$722	$529	$39	$3,535
Share-based compensation[1]	—	—	(8)	(1)	—	(30)	(17)	(82)	—	(138)
Amortization of intangible assets[2]	—	—	—	—	(55)	—	—	(7)	—	(62)
Restructuring and related costs[3]	—	—	—	—	—	—	—	—	(39)	(39)
Non-GAAP Measurement	$5,674	$357	$144	$818	$60	$772	$705	$440	$—	$3,296

Net effect of deferred revenues and related cost of revenues[4]	$(306)	$(72)	$(82)	$8	$9	$—	$—	$—	$—	$(137)

	Operating Income	Net Income	Basic Earnings per Share	Diluted Earnings per Share
GAAP Measurement	$2,139	$1,688	$2.19	$2.17
Share-based compensation[1]	138	138	0.18	0.18
Amortization of intangible assets[2]	62	62	0.08	0.08
Restructuring and related costs[3]	39	39	0.05	0.05
Loss on extinguishment of debt[5]	—	31	0.04	0.04
Income tax impacts from items above[6]	—	(52)	(0.07)	(0.07)
Non-GAAP Measurement	$2,378	$1,906	$2.47	$2.45

Net effect of deferred revenues and related cost of revenues[4]	$(169)	$(148)	$(0.19)	$(0.19)

[1]	Includes expenses related to share-based compensation.
[2]	Reflects amortization of intangible assets from purchase price accounting.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effects of taxes.
[5]	Reflects the loss on extinguishment of debt from financing activities.
[6]	Reflects the income tax impact associated with the above items. Tax impact on non-GAAP pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income under ASC 740, which employs an annual effective tax rate method to the results.

The GAAP and non-GAAP earnings per share information is presented as calculated. The sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES
OPERATING SEGMENTS INFORMATION	16
(Amounts in millions)

Three Months Ended	September 30, 2021				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$641	$478	$652	$1,771	$(132)	$85	$116	$69
Intersegment net revenues[1]	—	15	—	15	—	(3)	—	(3)
Segment net revenues	$641	$493	$652	$1,786	$(132)	$82	$116	$66

Segment operating income	$244	$188	$303	$735	$(101)	$55	$55	$9

Operating Margin				41.2%

	September 30, 2020
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$773	$393	$536	$1,702
Intersegment net revenues[1]	—	18	—	18
Segment net revenues	$773	$411	$536	$1,720

Segment operating income	$345	$133	$248	$726

Operating Margin				42.2%

Nine Months Ended	September 30, 2021				$ Increase / (Decrease)
	Activision	Blizzard	King	Total	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$2,321	$1,347	$1,896	$5,564	$36	$83	$309	$428
Intersegment net revenues[1]	—	62	—	62	—	—	—	—
Segment net revenues	$2,321	$1,409	$1,896	$5,626	$36	$83	$309	$428

Segment operating income	$1,049	$537	$755	$2,341	$(39)	$4	$140	$105

Operating Margin				41.6%

	September 30, 2020
	Activision	Blizzard	King	Total
Segment Net Revenues
Net revenues from external customers	$2,285	$1,264	$1,587	$5,136
Intersegment net revenues[1]	—	62	—	62
Segment net revenues	$2,285	$1,326	$1,587	$5,198

Segment operating income	$1,088	$533	$615	$2,236

Operating Margin				43.0%

[1]	Intersegment revenues reflect licensing and service fees charged between segments.

Our operating segments are consistent with the manner in which our operations are reviewed and managed by our Chief Executive Officer, who is our chief operating decision maker (“CODM”). The CODM reviews segment performance exclusive of: the impact of the change in deferred revenues and related cost of revenues with respect to certain of our online-enabled games; share-based compensation expense; amortization of intangible assets as a result of purchase price accounting; fees and other expenses (including legal fees, costs, expenses and accruals) related to acquisitions, associated integration activities, and financings; certain restructuring and related costs; and other non-cash charges. See the following page for the reconciliation tables of segment revenues and operating income to consolidated net revenues and consolidated income before income tax expense.

Our operating segments are also consistent with our internal organization structure, the way we assess operating performance and allocate resources, and the availability of separate financial information. We do not aggregate operating segments.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

OPERATING SEGMENTS INFORMATION	17

(Amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation to consolidated net revenues:
Segment net revenues	$1,786	$1,720	$5,626	$5,198
Revenues from non-reportable segments[1]	109	65	303	232
Net effect from recognition (deferral) of deferred net revenues[2]	190	187	773	306
Elimination of intersegment revenues[3]	(15)	(18)	(62)	(62)
Consolidated net revenues	$2,070	$1,954	$6,640	$5,674

Reconciliation to consolidated income before income tax expense:
Segment operating income	$735	$726	$2,341	$2,236
Operating income (loss) from non-reportable segments[1]	4	(20)	(12)	(27)
Net effect from recognition (deferral) of deferred net revenues and related cost of revenues[2]	154	150	562	169
Share-based compensation expense	(64)	(53)	(259)	(138)
Amortization of intangible assets	(2)	(16)	(8)	(62)
Restructuring and related costs[4]	(3)	(9)	(46)	(39)
Consolidated operating income	824	778	2,578	2,139
Interest and other expense (income), net	65	25	52	55
Loss on extinguishment of debt	—	31	—	31
Consolidated income before income tax expense (benefit)	$759	$722	$2,526	$2,053

[1]	Includes other income and expenses outside of our reportable segments, including our distribution business and unallocated corporate income and expenses.

[2]	Reflects the net effect from (deferral) of revenues and recognition of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

[3]	Intersegment revenues reflect licensing and service fees charged between segments.

[4]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

NET REVENUES BY DISTRIBUTION CHANNEL	18

(Amounts in millions)

	Three Months Ended
	September 30, 2021		September 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$1,852	89%	$1,753	90%	$99	6%
Retail channels	69	3	117	6	(48)	(41)
Other[3]	149	7	84	4	65	77
Total consolidated net revenues	$2,070	100%	$1,954	100%	$116	6

Change in deferred revenues[4]
Digital online channels[2]	$(164)		$(148)
Retail channels	(27)		(39)
Other[3]	1		—
Total changes in deferred revenues	$(190)		$(187)

	Nine Months Ended
	September 30, 2021		September 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Distribution Channel
Digital online channels[2]	$5,883	89%	$4,782	84%	$1,101	23%
Retail channels	354	5	509	9	(155)	(30)
Other[3]	403	6	383	7	20	5
Total consolidated net revenues	$6,640	100%	$5,674	100%	$966	17

Change in deferred revenues[4]
Digital online channels[2]	$(590)		$(1)
Retail channels	(192)		(295)
Other[3]	9		(10)
Total changes in deferred revenues	$(773)		$(306)

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from Digital online channels represent revenues from digitally-distributed downloadable content, microtransactions, subscriptions, and products, as well as licensing royalties.
[3]	Net revenues from Other primarily includes revenues from our distribution business, the Overwatch League, and the Call of Duty League.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

NET REVENUES BY PLATFORM	19

(Amounts in millions)

	Three Months Ended
	September 30, 2021		September 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$523	25%	$695	36%	$(172)	(25)%
PC	578	28	514	26	64	12
Mobile and ancillary[2]	820	40	661	34	159	24
Other[3]	149	7	84	4	65	77
Total consolidated net revenues	$2,070	100%	$1,954	100%	$116	6

Change in deferred revenues[4]
Console	$(114)		$(129)
PC	(80)		(45)
Mobile and ancillary[2]	3		(13)
Other[3]	1		—
Total changes in deferred revenues	$(190)		$(187)

	Nine Months Ended
	September 30, 2021		September 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Platform
Console	$2,061	31%	$1,944	34%	$117	6%
PC	1,827	28	1,494	26	333	22
Mobile and ancillary[2]	2,349	35	1,853	33	496	27
Other[3]	403	6	383	7	20	5
Total consolidated net revenues	$6,640	100%	$5,674	100%	$966	17

Change in deferred revenues[4]
Console	$(530)		$(301)
PC	(253)		(27)
Mobile and ancillary[2]	1		32
Other[3]	9		(10)
Total changes in deferred revenues	$(773)		$(306)

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from Mobile and ancillary include revenues from mobile devices, as well as non-platform specific game related revenues, such as standalone sales of physical merchandise and accessories.
[3]	Net revenues from Other primarily includes revenues from our distribution business, the Overwatch League, and the Call of Duty League.
[4]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

NET REVENUES BY GEOGRAPHIC REGION	20

(Amounts in millions)

	Three Months Ended
	September 30, 2021		September 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$1,166	56%	$1,127	58%	$39	3%
EMEA[2]	619	30	589	30	30	5
Asia Pacific	285	14	238	12	47	20
Total consolidated net revenues	$2,070	100%	$1,954	100%	$116	6

Change in deferred revenues[3]
Americas	$(136)		$(86)
EMEA[2]	(63)		(75)
Asia Pacific	9		(26)
Total changes in deferred revenues	$(190)		$(187)

	Nine Months Ended
	September 30, 2021		September 30, 2020		$ Increase	% Increase
	Amount	% of Total[1]	Amount	% of Total[1]	(Decrease)	(Decrease)
Net Revenues by Geographic Region
Americas	$3,819	58%	$3,188	56%	$631	20%
EMEA[2]	2,045	31	1,770	31	275	16
Asia Pacific	776	12	716	13	60	8
Total consolidated net revenues	$6,640	100%	$5,674	100%	$966	17

Change in deferred revenues[3]
Americas	$(475)		$(106)
EMEA[2]	(260)		(159)
Asia Pacific	(38)		(41)
Total changes in deferred revenues	$(773)		$(306)

[1]	The percentages of total are presented as calculated. Therefore, the sum of these percentages, as presented, may differ due to the impact of rounding.
[2]	Net revenues from EMEA consist of the Europe, Middle East, and Africa geographic regions.
[3]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

EBITDA AND ADJUSTED EBITDA	21

(Amounts in millions)

					Trailing Twelve Months Ended
	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	September 30, 2021
GAAP Net Income	$508	$619	$876	$639	$2,642
Interest and other expense (income), net	31	30	(43)	65	83
Provision for income taxes	55	146	126	120	447
Depreciation and amortization	45	33	28	27	133
EBITDA	639	828	987	851	3,305

Share-based compensation expense[1]	80	151	43	64	338
Restructuring and related costs[2]	55	30	13	3	101
Adjusted EBITDA	$774	$1,009	$1,043	$918	$3,744

Change in deferred net revenues and related cost of revenues[3]	$407	$(132)	$(276)	$(154)	$(155)

[1]	Includes expenses related to share-based compensation.

[2]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

[3]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

GAAP to Non-GAAP Reconciliation	22

(Amounts in millions, except per share data)

	Outlook for the	Outlook for the
	Three Months Ending	Year Ending
	December 31, 2021	December 31, 2021
Net Revenues[1]	$2,020	$8,660
Change in deferred revenues[2]	$763	$(10)

Earnings Per Diluted Share (GAAP)	$0.54	$3.27
Excluding the impact of:
Share-based compensation[3]	0.09	0.42
Amortization of intangible assets[4]	—	0.01
Restructuring and related costs[5]	0.01	0.06
Income tax impacts from items above[6]	(0.01)	(0.06)
Earnings Per Diluted Share (Non-GAAP)	$0.62	$3.70

Net effect of deferred net revenues and related cost of revenues on Earnings Per Diluted Share[7]	$0.67	$0.06

[1]	Net Revenues represents the revenue outlook for both GAAP and Non-GAAP as they are measured the same.

[2]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues on certain of our online-enabled products.

[3]	Reflects expenses related to share-based compensation.

[4]	Reflects amortization of intangible assets from purchase price accounting.

[5]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.

[6]	Reflects the income tax impacts associated with the above items. Due to the inherent uncertainties in share price and option exercise behavior, we do not generally forecast excess tax benefits or tax shortfalls.

[7]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products, including the effect of taxes.

The per share adjustments and the GAAP and Non-GAAP earnings per share information are presented as calculated. Therefore, the sum of these measures, as presented, may differ due to the impact of rounding.

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

OPERATING METRICS	23

(Amounts in millions)

Net Bookings1

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	$ Increase (Decrease)	% Increase (Decrease)	2021	2020	$ Increase (Decrease)	% Increase (Decrease)
Net bookings[1]	$1,880	$1,767	$113	6%	$5,867	$5,368	$499	9%
In-game net bookings[2]	$1,198	$1,200	$(2)	—%	$3,859	$3,529	$330	9%

1 We monitor net bookings as a key operating metric in evaluating the performance of our business because it enables an analysis of performance based on the timing of actual transactions with our customers and provides more timely indications of trends in our operating results. Net bookings is the net amount of products and services sold digitally or sold-in physically in the period, and includes license fees, merchandise, and publisher incentives, among others. Net bookings is equal to net revenues excluding the impact from deferrals.

2 In-game net bookings primarily includes the net amount of downloadable content and microtransactions sold during the period, and is equal to in-game net revenues excluding the impact from deferrals.

Monthly Active Users3

	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
Activision	111	128	150	127	119
Blizzard	30	29	27	26	26
King	249	240	258	255	245
Total MAUs	390	397	435	408	390

3 We monitor monthly active users (“MAUs”) as a key measure of the overall size of our user base. MAUs are the number of individuals who accessed a particular game in a given month. We calculate average MAUs in a period by adding the total number of MAUs in each of the months in a given period and dividing that total by the number of months in the period. An individual who accesses two of our games would be counted as two users. In addition, due to technical limitations, for Activision and King, an individual who accesses the same game on two platforms or devices in the relevant period would be counted as two users. For Blizzard, an individual who accesses the same game on two platforms or devices in the relevant period would generally be counted as a single user. In certain instances, we rely on third parties to publish our games. In these instances, MAU data is based on information provided to us by those third parties, or, if final data is not available, reasonable estimates of MAUs for these third-party published games.